Exhibit 99.1

FEDERATED ANNOUNCES PROPOSED DEBT OFFERING

     CINCINNATI, Ohio, November 13, 2006 - Federated Department Stores, Inc. today announced that it and its wholly owned subsidiary, Federated Retail Holdings, Inc., have filed a preliminary prospectus supplement with the Securities and Exchange Commission in connection with a proposed public offering of senior notes of Federated Retail Holdings. The senior notes will be fully and unconditionally guaranteed on a senior unsecured basis by Federated Department Stores. The net proceeds from the proposed offering will be used by Federated Holdings to fund amounts payable in connection with its previously announced tender offer for certain of its outstanding debt securities. The completion of the proposed offering of senior notes is subject to market conditions and other factors.

     Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are acting as joint book-running managers. A prospectus may be obtained from any of the joint book-running managers by contacting Banc of America Securities LLC at (800) 294-1322, Credit Suisse Securities (USA) LLC at (212) 325-3325 or J.P. Morgan Securities Inc. at (212) 834-4533.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be about $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail.

     All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission..

(NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)

CONTACT: Federated Department Stores, Inc.
          Media - Jim Sluzewski, 513-579-7764
          Investor - Susan Robinson, 513-579-7780

SOURCE: Federated Department Stores, Inc.